Exhibit 10.6

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

LONG-PERIOD CHARTER

Between

NYKLAURITZENCOOL AB

(AS OWNERS)

And

GREAT WHITE FLEET LTD.

(AS CHARTERERS)

IT IS THIS DAY MUTUALLY AGREED between NYKLauritzenCool AB (as “Owners”) of the Refrigerated Cargo Vessels as described in the attached fixture note and now trading, and Great White Fleet Ltd. (as “Charterers”), as follows:

[Refrigerated Cargo Vessel]

LONG-PERIOD CHARTER

CHARTER IN

LONG-PERIOD CHARTER

1.	DELIVERY

(A) The Owners let, and the Charterers hire the Vessel for a period according to the fixture note from the time the Vessel is delivered and placed at the disposal of the Charterers according to the fixture note, she being in every way fitted for refrigerated cargo service and the intended voyage.

(B) Prior to delivery or as soon after delivery as is practicable, the Vessel will undergo the usual on-hire pre-delivery inspection.

(C) Charterers may waive the right to conduct an on-hire delivery inspection, but in such instance, Owners are not relieved of any obligation under the terms of this Charter, nor do Charterers waive any rights they may have should the Vessel not be delivered, or does not perform, in accordance with the provisions of this Charter.

2.	CANCELLING DATE

(A) Should the Vessel not be delivered by the canceling date according to the fixture note in Exhibit A, the Charterers to have the option of canceling.

(B) Should Owners give prior written notice to Charterers that the Vessel cannot be delivered by the canceling date, the Charterers to advise Owners within forty-eight (48) hours after receiving such notice whether they cancel or will accept delivery on the later date declared by owners. If Charterers accept the later delivery date, such date will become the new canceling date subject to the provisions of (A) and (B) hereof.

3.	TRADES

(A) The Vessel to be employed in worldwide trading within International Navigation Limits where no extra insurance involved. Trading to exclude Mediterranean Sea east of Suez Canal, except trading to Turkey, Egypt, Lebanon, Greece and Syria is allowed. Trading also to exclude North Korea, Cuba and war and warlike zones and UN embargoed countries. Any extra insurances or crew bonuses due to Charterers trading pattern are for Charterer’s account.

(B)	(i) The Vessel shall be employed in lawful trades for the carriage of lawful merchandise only between safe ports or places where the Vessel can safely lie always afloat. No live stock nor injurious, inflammable or dangerous goods (such as acids, explosives, calcium carbide, ferro silicon, naptha, motor spirit, tar, or any of their products) shall be shipped without prior approval of Owner not to be unreasonably withheld.

(ii) Owners are at all times solely responsible for the safe navigation and operation of the Vessel and, consistent with all applicable laws, regulations and safety and navigational requirements, shall take any and all necessary steps to avoid, mitigate or eliminate any conditions found there adversely affecting the safety of the Vessel, her crew or the operations it is engaged in.

(C) Owners warrant that the Vessel in all respects is eligible for worldwide trading and in compliance with all regulations applicable to worldwide trading shall ensure that at all times the Vessel shall have on board all certificates, records and documents required for such service; and that the Vessel shall at all times in U.S. ports and waters comply with U.S. Coast Guard regulations, including but not limited to all regulations promulgated pursuant to the U.S. Maritime Transportation Security Act of 2002 (“MTSA”). In addition, the Vessel shall comply with the International Ship and Port Facility (“ISPS”) Code as set forth in December 2002 amendments to SOLAS and that Vessel shall have installed on board all security devices and equipment, and carry all documents and certificates required by both the MTSA and ISPS.

(D) Without prejudice to any other provisions of this clause, to the extent that any laws or regulations enter into force subsequent to the commencement of this Charter that require physical or operational modifications to the Vessel or additional documentation, licensing or certification requirements for the Vessel or the Vessel’s crew in order for the Vessel to remain eligible for worldwide trading, such modifications shall be undertaken at Owners’ time and expense.

(E) At no time during the term of this Charter shall the Vessel be owned, controlled or chartered by, or carry cargo from or to, a company domiciled in any of the countries blocked by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), nor shall the Vessel be owned, controlled or chartered by, or carry cargo from or to, an entity that appears on OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”). Owners and Charters mutual obligations under this clause are continuing, and Owners and Charterers, as necessary, should refer to the current SDN List (found at www.treas.gov http://www.treas.gov/ ) to ensure compliance herewith.

4.	OWNERS TO PAY AND MAINTAIN

(A) The Owners to provide and pay for all provisions (including their loading and stowage) and wages, for insurance of the Vessel, for all deck and engine room stores, including all lubricating oil and water, and to exercise due diligence to maintain her in a thoroughly seaworthy, cargoworthy and efficient state in hull and machinery during service.

(B) Owners to provide at their expense a valid deratisation certificate for the period of the charter of the Vessel.

(C) If the vessel is off-hire for any reason other than a scheduled drydock, Owner shall [*]. Charterer will not pay charter hire in respect of the off-hire vessel during the off-hire period but will resume payment of hire when the vessel is returned on hire and becomes available to Charterer. If a replacement vessel is needed and Owner can provide such a vessel, Charterer shall [*].

(D) Nothing in subclauses (B) and (C) herein shall operate to deprive Charterers of their options to terminate the charter under any other provision hereof.

(E) Owners will maintain Vessel free of liens and/or arrests, except for ship mortgages.

5.	CHARTERERS TO PAY

(A) During the charter, the Charterers to provide and pay for all oil-fuel, diesel oil and/or heavy fuel oil for main engine and auxiliaries, port charges, pilotages (if compulsory), canal steersman (if compulsory), boatage, lights, tug-assistance, consular charges (except those pertaining to the Master, Officers and Crew) , canal dock and other dues and charges, trimming, stowing (including dunnage and shifting boards, excepting any already on board), unloading, weighing, tallying and delivery of cargoes and related cargo fines, surveys on hatches, meals supplied to officials and men in their service and including any foreign general municipality or state taxes, also all dock, harbor and tonnage dues at the ports of delivery and redelivery (unless incurred through cargo carried before delivery or after redelivery), agencies, commissions, also to arrange and pay for loading, all other charges and expenses whatsoever including detention and expenses through quarantine (including cost of fumigation and disinfection), except as such related to crew illness or crew contacts with the shore, provided that all charges for said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

(B) All ropes, slings and special runners actually used for loading and discharging and any special gear, including special ropes, hawsers and chains required by the custom of the port for mooring to be for the Charterers’ account. The Vessel to be fitted with cranes capable of handling lifts as per Vessel’s specifications. The Charterers to have free use of Vessel’s cranes and other gear as on board.

6.	BUNKERS

(A) Charterers to take over and pay for bunkers as on board on day of delivery at last price paid by owners, unless the bunkers are already Charterers’ property. On redelivery Owners to repurchase the bunkers on board at last paid prices paid by Charterers. Vessel to be delivered/redelivered with sufficient bunkers to safely reach the nearest main bunkering port.

(B)	Bunker Fuel Sulphur Content Clause for Time Charter Parties 2005

(a) Without prejudice to anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone. The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes. The Charterers shall indemnify, defend and hold harmless the Owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the Charterers’ failure to comply with this Sub-clause (a).

(b) Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with Sub-clause (a), the Owners warrant that:

(i) the Vessel shall comply with Regulations 14 and 18 of MARPOL Annex VI and with the requirements of any emission control zone; and

(ii) the Vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone.

Subject to having supplied the Vessel with fuels in accordance with Sub-clause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s failure to comply with Regulations 14 and 18 of MARPOL Annex VI.

(c) For the purpose of this Clause, “emission control zone” shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the EU and the US Environmental Protection Agency.

(C)	Bunker Supply

(i) Charterers to order bunker oil of correct quality (within the usual tolerance) in accordance with vessel’s description of this Charter Party. Master and/or Chief Engineer to make every effort to make sure that all bunker oil supplied to the vessel by Charterers or their agents during this Time Charter comply with above quality. Replenishment of bunkers is arranged and paid by Charterers, but always under the supervision of Master. The fuels shall be of a stable and homogeneous nature and unless otherwise agreed in writing, shall comply with ISO standard 8217:2005 or any subsequent amendments thereof. The Chief Engineer shall co-operate with the Charterers’ bunkering agents and fuel suppliers and comply with their requirements during bunkering, including but not limited to checking, verifying and acknowledging sampling, readings or soundings, meters, etc. before, during and/or after delivery of fuels.

(ii) During delivery a representative sample of each grade of fuels shall be drawn throughout the entire bunkering operation and that sample shall be thoroughly mixed and carefully divided into four (4) identical samples. The sample shall be drawn at a point as close as possible to the Vessel’s bunker manifold.

(iii) The four (4) identical samples shall be securely sealed and provided with labels showing the Vessel’s name, identity of delivery facility, product name, delivery date and place and point of sampling and seal number, authenticated with the Vessel’s stamp and signed by the Suppliers’ representative and the Master of the Vessel or his authorized representative. Two samples shall be retained by the Vessel and two by the Charterers or their representative.

(iv) The Owners shall at their own cost have the right to participate in a recognized fuel testing programme, in which case one of the two samples retained by the Vessel shall be forwarded for such testing. If any claim should arise in respect of the quality or specification or grades of the fuels supplied, the remaining samples of the fuels retained as aforesaid shall be analyzed by a qualified and independent laboratory not identical to that performing the fuel testing program above.

7.	HIRE / WITHHOLDING

(A) The Charterers to pay as per the fixture note in Exhibit A per cubic foot of Vessel’s bale/reefer cubic space per thirty (30) days including overtime. Payment of hire to be made in cash, in U.S. Currency, every thirty (30) days, in advance to the Owners bank (details as per Fixture note).

(B) Charterers may withhold from hire during the period of this charter, such amounts due to them for off-hire, costs, expenses and Owners’ disbursements, which a maximum of US$ [*] per port to be adjusted as soon as Disbursement Accounts are available or not later than [*] days after the vessels has sailed the Port. Maximum sum of withholding hire shall not exceed USD [*] per month.

(C) If, when a payment of hire is due hereunder, Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ program up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(i) Advances and /or disbursements on Owners’ behalf plus any charges or fines for Owners’ account pursuant to any provision hereof, and

(ii) Bunkers on board at redelivery pursuant to Clause 6.

Promptly after redelivery a final accounting shall be prepared and any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

8.	CREW OVERTIME

As provided in Clause 7, hire is to be inclusive of crew overtime even when incurred as a result of complying with Charterers’ or their agents’ requests, including, but not limited to:

(A) raising and lowering cranes in preparation for loading and discharging; or

(B) opening and closing of hatches in preparation for loading and discharging, working in hatches during cargo operations provided permitted by shore regulations like collecting slings and airbags, cleaning of hatches;

(C) overseeing stevedore activities, especially the stowage of cargo.

9.	PAYMENT OF HIRE

In the event of payment as per Clause 7 not being made on the due date, Owners shall notify Charterers whereupon Charterers shall make payment of the amount due within [*] banking days of receipt of notification from Owners, unless Charterers can demonstrate that they are taking steps to trace the missing funds and/or arranging for the delayed hire to be remitted, failing which Owners shall have the right to withdraw the Vessel from the service of Charterers without prejudice to any claim Owners may otherwise have against Charterers.

10.	REDELIVERY NOTICES

(A) Subject to Charterers’ rights of termination as elsewhere herein provided, the Charterers to give the Owners sixty (60), thirty (30), twenty (20) and ten (10) days approximate and five (5), three (3) and one (1) day notice at which port and on about which day the Vessel will be redelivered.

(B) Should the Vessel be ordered on a voyage by the Charter Period will be exceeded, the Charterers shall have use of the Vessel to complete the voyage, provided at the time the last voyage commenced it could be reasonably calculated that the voyage would have allowed redelivery within the time fixed for the termination of the charter, but for any time exceeding the termination date the Charterers will pay the market rate if the market is higher than the rate stipulated herein.

11.	VESSEL SPACE

The whole reach and burden of the Vessel, including lawful deck-capacity, to be at the Charterers’ disposal and in a condition to carry bananas and other refrigerated cargoes reserving proper and sufficient space for the Vessel’s Master, Officers, Crew, tackle, apparel, furniture, provisions and stores.

12.	SHIPBOARD PERSONNEL AND THEIR DUTIES

(A)	Upon delivery and throughout the period of this charter:

(i) the Vessel shall have a full and efficient complement of Master, Officers and Crew for a Vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state or IMO (whichever is greater) and who shall be trained to operate the Vessel and her equipment competently and safely and who shall be fully licensed, certified, qualified, experienced and skilled in the handling and transportation of bananas and other refrigerated cargoes, including cargoes designated for carriage under U.S. Department of Agriculture “Cold Treatment” regulations;

(ii) the Vessel’s shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state or IMO (whichever is of higher standard), and such certificates shall always be available for inspection on board the Vessel. The Vessel’s shipboard personnel shall at all times hold valid and current seafarers identification documents as may required by the IMO, ILO, flag state and port state.

(iii) the Vessel’s shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978 and amendments thereto;

(iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently;

(B) Owners warrant that throughout the charter the Master shall with the Vessel’s Officers and Crew:

(i) prosecute all voyages with the utmost dispatch, unless otherwise ordered by Charterers;

(ii) render all customary assistance; and

(iii) supervise load and discharge of cargo by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

(C) If the Charterers have reason to be dissatisfied with the conduct of the Master, Officers, Engineers, or Crew , the Owners, on receiving particulars of the complaint, promptly to investigate the matter, and, if the complaint proves to be well-founded shall without delay, make a change in the appointments. In any event, Owners shall communicate the results of their investigations to Charterers.

(D) Owners are aware of the problem of drug and alcohol abuse and warrant that they have an active policy in force, covering the vessel, which meets or exceeds the standards set out by the United States Coast Guard. Owners further warrant that the policy will remain in force during the period of this charter and that due diligence will be exercised by Owners to insure that the policy is complied with in respect of all personnel on board the vessel.

13.	OWNERS’ RESPONSIBILITY FOR SAFETY

Owners are solely responsible for the Vessel and for the safe operation, manning, and condition of the Vessel. No inspection, review, consent nor the exercise by Charterers of any right given to Charterers by this charter nor anything done or not done by Charterers in the exercise or non-exercise of such right shall relieve Owners or the Master of such responsibility to Charterers and third parties nor increase Charterers liabilities to Owners and/or third parties for the same.

14.	OWNERS’ DUTY TO DEMONSTRATE SAFETY

Owners recognize Charterers’ legitimate interests in receiving an on-going demonstration that Owners are properly attending to their responsibilities for the Vessel as stated in Clause 13.

Accordingly without prejudice to any other provision in the charter, Owners:

(A) shall allow Charterers full access to the Vessel’s classification society’s records both before delivery and at any other time during the charter period, subject to prior notice to Owners.

(B) shall notify Charterers of any subjects and/or recommendations against the Vessel’s class both before delivery and at any time throughout the charter period;

(C) irrevocably authorize Charterers to copy the permission provided by Clause 14(A) to the classification society if Charterers wish to do so;

15.	OWNERSHIP AND OPERATION

(A) The Vessel’s Owners and Technical Managers are with effect from the date of this charter as follows:

Owners: NYKLauritzenCool AB

Technical Managers:

To be named on delivery

(B) Owners recognize Charterers’ legitimate interests in confirming that Owners’ Technical and Crewing Managers are fully qualified to safely and properly manage, man and operate the vessel.

(C) If Charterers complain of the conduct of Owners’ Technical and Crewing Managers, Owners shall immediately investigate the complaint. If the complaint proves to be well-founded, Owners shall, without delay, use best endeavors to correct the deficiencies complained of, and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

16.	INSTRUCTIONS

(A) The Charterers to furnish the Master with written instructions and sailing directions including cooling and Controlled Atmosphere instructions. Temperatures and ventilation to be maintained in strict compliance with Charterers’ instructions and with due regard for the cargo carried and accepted shipboard practice. Owners shall be fully responsible for compliance provided same are within normal practice for the vessel and her trade.

(B) Where the Master receives instructions given by the Shipper during the course of this Charter Party which may conflict with or contradict the terms of this Charter Party or the Charterers’ instructions, the Master and/or Owner shall immediately seek clarification of the instructions from the Charterers.

17.	OFF-HIRE AND THE PRESERVATION OF CHARTERER`S SERVICE

(A) On each and every occasion that there is loss of time (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner)

(i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other similar cause preventing the efficient working of the Vessel; and such loss continues for more than [*]; or

(ii) due to unjustified refusal of the vessel to sail, breach of orders or neglect of duty on the part of the Master, Officers or Crew; or

(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 30 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than [*]; or

(iv) due to detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel or the vessel’s Owners (unless brought about by the act or neglect of Charterers);

(v) by reason of an escape or discharge of oil from the vessel which causes or threatens to cause pollution, or pollution of any kind or the threat of pollution by an escape or discharge of oil or otherwise,

(vi) on account of the terms of employment of Master, Officers and/or crew.

then, without prejudice to any other rights the Charter may have herein, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favorable to Charterers then that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(B) Further and without prejudice to the foregoing, in the event of the Vessel deviating(which expression includes without limitation, putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose, except for the express purpose of saving life at sea and /or life and property the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in efficient state to resume her service from a position not less favorable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose, puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(C) If the vessel is off-hire for any reason other than a scheduled drydock, Owner shall [*]. Charterer will not pay charter hire in respect of the off-hire vessel during the off-hire period but will resume payment of hire when the vessel is returned on hire and becomes available to Charterer. If a replacement vessel is needed and Owner can provide such a vessel, Charterer shall [*].

(D) If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities, find it commercially disadvantageous to employ the Vessel and have given Owners written notice thereof, then, without prejudice to any other rights the Charterers may have pursuant to this charter, from the date of receipt by Owners of such notice until the termination of such commercial disadvantage, the Vessel shall be off-hire and Owners shall have the right to employ the Vessel for their own account.

(E) If as a result of Charterers’ failure to exercise due diligence under their trading, the Vessel is driven into port or to anchorage, any detention of the Vessel and/or expenses resulting from such detention to be for the Charterers’ account unless such detention and/or expenses, or the cause by reason of which either is incurred, be due to, or be contributed to by, the negligence of the Owners’ servants.

18.	OWNERS’ RESPONSIBILITIES

(A)	(i) Subject as is elsewhere herein provided, the Owners shall be responsible for delay in delivery of the Vessel or for delay during the currency of the charter and for loss or damage to goods, if such delay or loss has been caused by want of due diligence on the part of the Owners their agents or Manager in making the Vessel seaworthy and fitted for the voyage or any personal act, omission or default of the Owners, their agents or Manager. The Owners not to be liable for loss or damage arising or resulting from strikes, lock-outs or stoppage or restraint of labor (excluding the Master, Officers or Crew) whether partial or general.

(ii) When an escape or discharge of oil occurs from the vessel and causes or threatens to cause pollution, or when there is the threat of an escape or discharge of oil, Owners and/or their Technical Managers will immediately provide Charterers with all available information concerning the nature of the pollution incident; any associated threat to the Vessel, life or property; and steps that have been or are to be taken to prevent or mitigate the spill and effects thereof. Charterers may, at their option, upon notice to Owners or the Master, undertake such measures as are reasonably necessary to prevent or minimize such pollution or to remove the threat, unless Owners promptly undertake the same.

(iii) Charterers shall be under no responsibility for any oil or other pollution damage unless such damage or pollution has been caused by the negligence on the part of Charterers and their servants. Owners agree to hold harmless, defend and indemnify Charterers and its affiliates in respect of any clean-up costs or other pollution damages, losses (including fines if imposed on Charterers) or claims. Notwithstanding anything elsewhere contained in this Charter, the Owners undertake during the currency of this Charter to ensure that Owners and the Vessel are in compliance with all applicable international, national, state, provincial and local laws and with all regulations pertaining to oil, hazardous substance and air pollution and the prevention thereof from ships, and Owners shall be responsible for any damages sustained by Charterers or its affiliates as a consequence of Owners and/or the Vessel’s failure to so comply.

(B)	The Master shall at all times supervise and be responsible for stowage to the extent that it effects safety of life, stability and safe navigation of the Vessel and Charterers shall not be responsible for any loss or damage to the Vessel or cargo nor injury to her Crew arising out of the Master’s failure in such regard.

19.	CASH ADVANCES

Owners to advance funds for cash to Master or other large Owners’ costs direct to Charterers’ agent.

20.	STEVEDORES, PILOTS, TUGS

(A) Stevedores when required shall be employed and paid by Charterers for loading, stowing and discharging cargoes, but this shall be subject to Sub-clause (B) of this Clause and further shall not relieve Owners from responsibility at all times for proper stowage under Clause 18(B) hereof, which must be supervised by the Master.

(B) Owners shall indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots and tugboats, who although engaged by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots or tugboat personnel are otherwise the servants of Charterers their agents or any affiliated company); provided, however, that the foregoing indemnity provided by this sub-clause shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves engaged such pilots or tugboats.

21.	ICE, EPIDEMIC

The Vessel not to be ordered to nor bound to enter:

(A) any place where fever or epidemics are prevalent or to which the Master, Officers and Crew by law are not bound to follow the Vessel;

(B) any ice-bound place or any place where lights, lightships, marks and buoys are or are likely to be withdrawn by reason of ice on the Vessel’s arrival or where there is risk that ordinarily the Vessel will not be able on account of ice to reach the place or to get out after having completed loading or discharging. The Vessel shall not be obliged to force ice nor to follow ice breakers. If on account of ice the Master considers it dangerous to remain at the loading or discharging place for fear of the Vessel being frozen in and/or damaged, he has liberty to sail to a convenient open place and await the Charterers’ fresh instructions. Unforeseen detention through any of the above causes to be for the Charterer’s account.

22.	LOSS OF VESSEL

Should the Vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the Vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers. [*].

23.	HOURS OF WORK

The Vessel to work day and night if required, overtime being included in the hire.

24.	LIEN

The Owners to have a lien upon all cargoes, freights and sub-freights belonging to the Charterers for all claims under this charter, and the Charterers to have a lien on the Vessel, for all moneys paid in advance and not earned and for all claims for damages arising out of any breach by Owners of this Charter.

25.	SALVAGE

All salvage and assistance to other vessels to be for the Owners’ and the Charterers’ equal benefit after deducting the Master’s and Crew’s proportion and all legal and other expenses including hire paid under the charter for time lost in the salvage, also repairs of damage and oil-fuel consumed. Owners agree to consult with Charterers concerning measures to be taken by the Owners in order to secure payment of salvage and to fix its amount and where Charterers agree with such measures, they consent to be bound thereby.

26.	SUBLETTING

The Charterers to have the option of subletting the Vessel but the Charterers named herein always to remain responsible to the Owners for due performance of the Charter. Except where such sublet is to a strategic partner of the Charterers, Owners shall however be given priority to charter back the vessel at market rate, or should a bona fide offer from a third party be received by the Charterers, Owners shall have the opportunity match such offer.

27.	WAR RISK

BIMCO Standard War Risk Clause for Time Charters, 1993

Code Name: “CONWARTIME 2004”

(A)	For the purpose of this Clause, the words:

(i) “Owners” shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

(ii) “War Risks” shall include any actual, threatened or reported: war; act of war; civil war; hostilities; revolution; rebellion; civil commotion; warlike operations; laying of mines; acts of piracy; acts of terrorists; acts of hostility or malicious damage; blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever); by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgment of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(B) The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgment of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(C) The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerents’ right of search and/or confiscation.

(D)	(i) The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their protection and Indemnity Risks), and the premiums and/or calls therefore shall be for their account.

(ii) If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then the actual additional premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(E) If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(F)	The Vessel shall have liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv) to discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

(v) to call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(G) If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners’ intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.

(H) If in compliance with any of the provisions of sub-clauses (B) to (G) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter Party.

28.	USE/NON USE OF BROKER AND COMMISSION

Charterers hereby represent and warrant that no broker or other agent was used in connection with concluding this charter, and that no commission is due to any third party from Charterers hereunder. Owners hereby represent and warrant that no broker or other agent was used in connection with this Charter, and that no commission is due to any third party from Owners hereunder.

29.	VESSEL DESCRIPTION

See Fixture Note attached hereto and incorporated herein as Exhibit A.

30.	SUPERCARGO

(A) Charterers to have the option of appointing a Supercargo to accompany the Vessel. He is to be furnished with accommodation and same fare as provided for Master’s table for which Charterers to pay Owners USD [*]/day. The Supercargo is on board as the representative of Charterers and the Master is to follow his instructions as regards commercial operations.

(B) Charterers shall also have the right at any time during the charter period to make such inspection of the Vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port or on passage. Owners shall afford all necessary co-operation and accommodation on board provided, however,

(i) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the Master’s or Owners’ authority over, or responsibility to Charterers or third parties for the Vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; and

(ii) that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

31.	INSURANCE

Basic war risk insurance on the Vessel to be for Owners’ account but any extra war risk insurance premium on account of Vessel’s trading area over and above basic one to be for Charterers’ account and payable by Charterers to the Owners upon presentation of original vouchers less rebate.

32.	DELIVERY/REDELIVERY CONDITION

(A) The Vessel to be redelivered on the expiration of the charter in the same good order as when delivered to the Charterers (fair wear and tear excepted) in the position as per the fixture note.

(B) All costs for cleaning the holds at delivery and redelivery to be for Owners’ and Charterers’ accounts respectively. However, Charterers have the option of redelivering the Vessel as is by paying Owners a lump sum of US$ [*].

(C) On delivery (or as soon as practicable after delivery ), as well as on redelivery, an on/off-hire survey of the Vessel’s bunkers on board to be performed by an independent surveyor nominated on delivery by Charterers and on re-delivery by Owners. Expenses to be equally borne by Charterers/Owners, but time for such surveys to be for Owners on delivery and Charterers on redelivery.

33.	NOTICE OF STEVEDORE DAMAGE

(A) The Charterers are not to be responsible for any stevedores’ damage and any other damage, unless same is reported by Master in writing to Charterers and/or their agent at port where the damage was incurred. Master to endeavor to obtain written acknowledgement of the responsible party and have a survey made to define and estimate the damage in agreement with Charterers’ agents or supercargo, however, cost of survey to be for Charterers’ account, unless the damage should have been repaired in the meantime. Charterer has the right to redeliver the vessel to Owners without repairing the damage in case stevedore damage does not affect the vessel’s seaworthiness.

Major damages should be reported within 48 hours after occurrence and to be substantiated by a written report, which is to be presented to stevedores and to be signed for receipt/acknowledgement of the damage. In respect of smaller damages the vessel to report same as soon as discovered but latest upon completion of discharge and the Master is to obtain written acknowledgement from the responsible party.

(B) All such reported damage to be repaired in Charterers’ time and at their expense as soon as practicable taking into account the Vessel’s seaworthiness and cargo carrying capability, but in any case not later than Vessel’s redelivery date. Damages not affecting Vessel’s seaworthiness and/or cargo carrying capability to be repaired as soon as Owners so choose at Charterers’ expense, unless a lump sum compensation has been agreed between the parties.

(C) Notwithstanding subclause (B) hereof, within 30 days from occurrence or discovery of damage, the Owners to furnish Charterers with either actual repair-bills, or an estimate repair costs and time needed for repair and also when/where Owners intend to effect repairs.

(D) For any damage with estimated repair costs exceeding US$ [*], the Master to advise Charterers and Charterers’ local agent who shall promptly thereafter notify Master if Charterers wish to perform an independent survey (at Charterers’ time and expense). If Charterers and / or Charterers’ local agents advise that such survey is not wanted, a corresponding notation to be entered in the damage report form, countersigned by Owners’ local agent or representative.

34.	COMMUNICATIONS

The Vessel to be equipped with an inmarsat/telephone/telefax/Email installation and carry a fully qualified wireless operator, who, however, may be one of the Vessel’s officers.

35.	CLEANING HOLDS AND MISCELLANEOUS EXPENSES

The Charterers to have the option to utilize crew to sweep and clean holds whenever necessary at Charterers’ time and expense. Except as provided under Clause 30 hereof, Charterers to pay Owners compensation, in addition to hire, US$ [*] per thirty (30) days pro rata, for normal hold cleaning, communications, entertainment and meals irrespective of whether such charges are actually incurred. This lumpsum to be reviewed and adjusted in relation to cost level and custom every 3rd year of the Charter.

36.	FUMIGATION CERTIFICATE

If required by Charterers, Vessel to be delivered with valid fumigation certificate on board and if this does not cover the whole period of the time charter and fumigation is necessary, cost of same and detention to be for Owners’ account unless necessity of fumigation is caused by cargo carried under this charter.

37.	CONFIDENTIALITY

The terms of this charter shall be kept strictly private and confidential between owners and charterers except as may be required by governmental authorities or on the advice of and to be disclosed by professional legal advisors, auditors or accountants for either party.

38.	GRATINGS

The Vessel to be fitted with portable gratings on all solid decks. Maintenance of gratings to be for Owners’ account.

39.	FUNNEL

Charterers shall have the liberty to fly their own house flag, and to paint the funnel and sides of the Vessel in their own colors at their expense. On redelivery, Charterers to have the option of redelivering the Vessel without repainting funnel and sides to original colors, in which case a lump sum of US$ [*] to be paid by Charterers.

40.	FORKLIFTS

Charterers may load cargoes by forklifts with pneumatic or semi pneumatic tires always taking into account deck strength as per vessel description.

41.	LOGS

The Master shall keep a full and correct log of the voyage or voyages and the Chief Engineer is to keep full computer generated log of the operation and maintenance of the Vessel’s engineering systems, generators, and refrigeration machinery as well as a logs of the refrigeration temperatures and atmospheric conditions in the cargo holds and containers, which Charterers may inspect upon demand. In the event of a failure of the computer logs, a full hand written log is to be kept which upon request from Charterers is to be released for inspection.

42.	SEAWORTHINESS

Owners represent and warrant that at all times, during the term of this charter, they shall exercise due diligence to maintain the Vessel in a seaworthy and cargo worthy condition in all respects. Notwithstanding any other provisions of this charter, if, during the term of the charter, the Vessel is determined to be incapable of safely maintaining, caring for, or carrying Charterers’ cargo, then Charterers shall have the rights set out in clause 4 (c) and 17 herein.

43.	BREAKDOWN OF CARGO GEAR AND ACCESS TO HOLDS

(A) It is understood that the Vessel’s cargo gear, hatches and accesses meet all applicable regulations/requirements, and will be in good working order and condition at all times, otherwise any time lost to conform to above regulations shall be counted against hire. In addition to being off-hire under Clause 17 hereof, Charterers and/or the cargo shippers/receivers shall be entitled to any additional costs incurred due to delays resulting from a failure of the Vessel to comply herewith, provided these are properly recoverable under this charter party and as a matter of law.

(B) In the event of breakdown of a winch or winches or cranes by reason of disablement or insufficient power, the hire to be reduced pro rata for the time lost due to such inefficiency in relation to the number of sets of gear affected unless substituted by shore appliances. Owners agree to pay, in addition, the cost of labor affected by the breakdown, either stood off or additionally engaged, and for the hiring of shore appliances, provided duly countersigned by Master or responsible officer of the Vessel. However, Vessel to otherwise remain on hire.

44.	LIGHTS

Vessel to supply electric lights and lamps at all hatches and in all holds for night work when required.

45.	REFRIGERATION

(A) Charterers have the liberty to load and carry in the vessel any lawful refrigerated, frozen or dry general cargo not of a nature likely to be injurious to the Vessel’s fruit decks, bins, gratings, insulation, reefer plant, machinery or to subsequent refrigerated cargos.

(B) Upon delivery and throughout the period of the charter the Vessel shall be, and shall be maintained as a first class reefer cargo vessel in every way suitable for the carriage of bananas and other reefer cargoes and, without prejudice to the foregoing shall be capable of maintaining temperature as per the Vessel’s description and to hold a current refrigerated machinery certificate to that effect and shall be in compliance with the requirements set out in clause 46. In the event the Vessel becomes unable to maintain temperatures within the range set forth herein, Owners to rectify and correct same to normal working conditions within reasonable time. Without prejudice to any other rights in respect thereof, any breach of this condition shall give rise to an option by Charterers in accordance with the provisions of clause 4C, of clause 46 and of clause 17.

46.	REFRIGERATION MACHINERY

(A) The Vessel to have refrigeration machinery, insulation, and hold separations capable of maintaining simultaneously different temperatures in each of her cooling sections, as required by the Charterers as per vessel’s description, during the whole duration of this charter for carrying full cargos of bananas, fresh fruit, frozen meat, dairy produce, frozen poultry, frozen fish and/or other frozen food commodities.

(B) The Vessel’s refrigeration machinery, ventilation system, controlled atmosphere system (if installed) and appliances shall at all times be [*] and are to be maintained in [*] class for the whole duration of this charter. If required by the Charterers, the Vessel also to be approved and certified by the U.S. Department of Agriculture for the carriage of cargoes under USDA “Cold Treatment” regulations. As vessel is not carrying a valid USDA certificate on delivery, Charterers will give sufficient notice to Owners to arrange for the vessel to be recertified if required.

(C) The Owners shall at all times provide a valid Refrigeration Certificate or other certificates issued by the classification society named herein without notation or outstanding recommendations attesting to the good working order of the Vessel’ s refrigeration equipment, ventilation system and, if installed, controlled atmosphere system.

(D) The refrigeration machinery and appliances shall always be under the supervision and control of a fully qualified refrigeration machinery officer and the ventilation system are to be entirely for Owners’ account and shall be maintained on board the vessel at all times.

(E) All supplies required for the maintenance and operation of the refrigeration machinery and ventilation system are to be entirely for Owners’ account and shall be maintained on board the Vessel at all times.

(F) [*]

(G) C02 System

The Vessel is to be equipped with remote reading distance thermometers and C02 detectors accessible in the engine control room, all of which are to be maintained in good working order for the whole duration of this charter.

47.	LABOR REGULATIONS

Owners warrant that the Vessel complies with labor regulations at all ports of call allowed under this charter including Australia and New Zealand.

48.	I.T.F. COMPLIANCE

Owners warrant that during the full duration of the charter, the Vessel’s manning is and will be in accordance with I.T.F. standards or an equivalent bona fide trade union agreement for worldwide trading. Any consequences and losses, if due to non-compliance, to be for Owners’ account.

49.	ARREST

(A) Should the Vessel be arrested, captured, seized or detained during the currency of this charter, by any person or authority having or purporting to have any claim against or any interest in the Vessel, hire under this charter shall not be payable in respect of actual time lost for any period whilst the Vessel remains under arrest or remains unemployed as the result of such arrest. Owners shall reimburse and indemnify Charterers and/or Charterers’ affiliates from all damages and incremental costs sustained by reason of the Vessel’s arrest, seizure, detention, provided that the grounds for such arrest, seizure or detention do not arise out of Charterers’ acts or conduct. In relation to the off-hire, the provisions of clause 17 shall apply.

(B) Notwithstanding Subclause (A) hereof, should the Vessel remain under arrest for more than [*], Charterers shall have the right to terminate this Charter and redeliver the Vessel within 10 days thereafter, or upon the conclusion of any then cargo-laden voyage.

50.	FINANCIAL RESPONSIBILITY

(A) Owners warrant that upon commencement of this charter, the vessel is in compliance with the evidence of financial responsibility provisions of the following conventions and statutes, provided that such provisions are then in full force and effect:

(i) U.S. Federal Water Pollution Control Act, (Title 33 U.S. Code, § 1321);

(ii) United States Oil Pollution Act of 1990 (Title 33 U.S. Code, § 2701 et seq.) (“OPA”);

(iii) the financial responsibility requirements, if any, of the sea-coastal (excluding Great Lakes) states of the United States.

(B)	(i) If Owners become unable to obtain the requisite evidence of financial responsibility at commercially reasonable rates, Owners shall give immediate notice thereof to Charterers, in which event Charterers may at their option:

(1) terminate the charter at any time; or

(2) themselves furnish the needed evidence of financial responsibility on the Vessel’s behalf, charging Owners commercially reasonable rates, with Charterers to be defended and held harmless by Owners against any claims or liabilities arising out of furnishing such evidence on Owners’ behalf.

(ii) Should Owners fail to give the timely notice required under Subclause (B) (i) hereof, and the Vessel is then positioning for or proceeding on a voyage to a jurisdiction where Owners are unable to obtain the requisite evidence of financial responsibility at commercially reasonable rates, then Charterers may, in addition to the options afforded under Subclause (B) (i) hereof, proceed with the voyage and direct the Vessel to an alternative discharge port in a jurisdiction where the vessel is in compliance with the evidence requirements, if any.

(iii) If Charterers redirect the Vessel under Subclause (B) (ii) hereof, all consequent additional costs of whatever nature including, without prejudice to the generality, those of sending the cargo to the originally intended discharge port, including, transshipment and related expenses, as well as any additional liabilities Charterers may incur as a result thereof, shall be for Owners’ account.

(C) Should the Vessel be delayed by reason of a breach of this Clause, no hire is to be paid in respect of time lost thereby during the period the Vessel is unable to perform the service immediately required. Any hire paid in advance to be adjusted accordingly.

(D) Owners shall indemnify Charterers against all consequences of their failure to maintain evidence of financial responsibility and/or their failure to give notice thereof to Charterers.

51.	BILLS OF LADING

(A) The Master (although appointed by Owners) to be under the orders of the Charterers as regards employment, agency, or other arrangements and shall sign bills of lading as Charterers or their agents may direct. The Charterers to indemnify the Owners against all consequences or liabilities arising from the Master, Officers or agents signing bills of lading in accordance with such directions, to the extent that the terms of such bills of lading expand Owners’ liabilities under this charter, as well as from any irregularity in the Vessel’s papers if prepared by Charterers or their servants and/or agents or for over-carrying goods, provided that such indemnity shall not apply where Owners’ liability arises out of any fault, error or omission on the part of the Owners, Master, Officers or their agents or servants. The Owners not to be responsible for shortage, mixture, marks, nor for number of pieces or packages save that Owners to be responsible for any damage to or claims on cargo caused by fault, error or omission of the Master, Officers or Crew.

(B) At their option, the Charterers or their agents are authorized to sign bills of lading on behalf of the Master, in accordance with loading tally or mate’s receipts, etc.

(C) A discharge port named in bills of lading is not to constitute a declaration of discharge port pursuant to this Charter and Charterers retain the right to order the Vessel to any port within the terms of this charter. Charterers agree to indemnify Owners against claims brought by holder(s) of bills of lading against Owners by reason of a change of destination.

(D) At its option, Charterers may require delivery of cargo to be made without presentation of the original bills of lading upon giving Owners a letter of indemnity in the form annexed hereto as Exhibit A, which shall automatically become null and void upon presentation to Owners of one (1) out of three (3) original bills of lading, or thirteen (13) months after completion of discharge, whichever occurs first, provided, no relevant legal proceedings have by then been brought against Owners.

52.	WEATHER ROUTING

If Master requests the service of Weather Routing, and same is approved by Charterers for their scheduling purposes, then Charterers will pay for this service.

53.	VESSEL SECURITY

(A) If shore guards are being used in Colombia and/or other South or Central American Loading ports and are ordered by Charterer, then same to be for Charterers’ account. If any such guards are ordered by the master on the vessel, then same to be for Owners’ account.

(B)	(i) Owners and Charterers are endeavoring to become signatories to the U.S. Customs Service Trade Partnership Against Terrorism (“C-TPAT”) Agreement and expect to conclude within 3-5 months after vessel’s delivery. Owners, Charterers, the Vessel and the Vessel’s masters and crews will use reasonable efforts to assist each other in complying with their respective obligations under the C-TPAT Agreement.

(ii) Owners and Charterers agree to indemnify and hold each other harmless from any claims made against the indemnified party for any delays, losses, damages, expenses, or penalties arising out of the indemnifying party’s failure to meet the requirements of the C-TPAT Agreement.

(C)	ISPS/MTSA CLAUSE FOR TIME CHARTER PARTIES 2005

(a) (i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).

(ii) Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company”/”Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

(b) (i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or crew. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

54.	VESSEL MAINTENANCE, DRYDOCKING AND BREAKDOWN

(A) Cleaning and/or drawing pistons of main engine whenever possible to be done during port service, however if additional time is required in port, then provided Owners give [*] notice thereof in order to coordinate with Charterers schedule, Charterers will endeavor to assist to allow permit the Vessel to accomplish such work, any such occurrence to be limited to once every [*].

(B) The Owners to clean the Vessel’s bottom and paint the Vessel’s side as frequently as may be necessary in order to maintain the chartered speed. In case the Vessel’s bottom is so fouled that it is unable to keep the chartered speed, the Vessel may be placed off hire as provided under clause 17 unless the vessel has been ordered by charterers to wait for more than 20 consecutive days in tropical waters.

(C) Time for dry-docking to be mutually agreed between Owners and Charterers which so far as is possible shall be the [*]. The vessel to be off-hire for the time lost as a consequence of the dry-docking from the agreed point of deviation until it returns to an equivalent point. Any bunkers consumed will be at Owners expense at Charters last prices.

(D) If the vessel chartered from Owner is to be taken off-hire for a scheduled drydock, the Owner and Charterer will [*].

55.	LAYING-UP

Charterers shall have the option, after consultation with Owners, of laying-up the Vessel at a safe place nominated by Charterers subject to the Owners’ approval (which is not to be unreasonably withheld), in which case hire hereunder shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which are reasonably realized by Owners as a result of such lay-up. Charterers may exercise the said option any number of times during the charter period.

56.	REQUISITION

(A) Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the Vessel shall be off-hire during the period of such requisition pursuant to the terms of Clause 17. Any such requisition period shall count as part of the charter period. [*].

(B)	[*]

57.	ASSIGNMENT

Notwithstanding any other provisions of this charter, Charterers may assign all of their rights and obligations hereunder to any affiliate which may, in turn, reassign to any other affiliate. Charterers to remain fully responsible for the full and correct fulfillment of this charter.

58.	GENERAL AVERAGE

(A) General average to be settled and adjusted in London according to the York/Antwerp rules 2004 as amended and English Law to apply. Hire not to contribute to general average.

(B) In addition to any other rights Charterers may have, and if requested by Charterers, Owners will release one or more cargoes to Charterers for transshipment from a port of refuge by and at the expense of Charterers in exchange for a non-separation of interest agreement, general average bond from Charterers, and a general average undertaking from Charterers’ underwriters in the customary forms. Charterers’ transshipment expenses, up to the general average expenses saved, are to be treated like the general average expenses saved, as if those expenses had actually been incurred and paid for by Charterers.

Transshipment shall not affect the freight rate which shall be based on a voyage to the discharge port fixed by the charter, or otherwise declared by Charterers in accordance with the terms of the charter. If freight at risk, Charterers shall be credited for the Vessel’s daily manning and insurance costs as well as port expenses saved for any part of the voyage not required to be made by reason of transshipment. Bills of lading for such transshipment cargos are deemed to be accomplished on completion of transfer to the transshipping vessel, and port of refuge where transfer is made shall be treated as a discharge port, except for purposes of calculating the freight rate.

(C) Any amounts allowable in general average for wages, provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on hire.

(D) Charterers shall ensure that any bills of lading issued hereunder contain a provision in the foregoing terms.

59.	NEW JASON CLAUSE

(A) The following provisions shall apply to general average adjustments made hereunder:

“In the event of accident, danger, damage or disaster before or after commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract or otherwise, the goods, shippers, consignees or owners of the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods.

“If salving ship is owned and operated by the carrier, salvage shall be paid for as fully as if such salvage ship or ships belonged to strangers. Such deposit as the carriers or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required, be made by the goods, shippers, consignees or Owners of the goods to the carrier before delivery.”

(B) Charterers shall ensure that any bills of lading issued hereunder contain a provision in the foregoing terms.

60.	BOTH-TO-BLAME COLLISION CLAUSE

(A) The following provision shall apply in determining liability for any collision involving the Vessel while performing under this charter:

“If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, Mariner, Pilot or the servants of the Carrier in the navigation or in the management of the Vessel, the Owners of the cargo carried hereunder will indemnify the Carrier against all costs or liability to the other or non-carrying ship or her Owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the Owners of said cargo, paid or payable by the other or non-carrying ship or her Owners as part of their Claim against the carrying Vessel of Carrier. The foregoing provisions shall also apply where the Owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

(B) Charterers shall see that any bills of lading issued hereunder contain a provision in the foregoing terms.

61.	U.S.A. AND GENERAL CLAUSES PARAMOUNT

Any bills of lading issued under this Charter shall incorporate the following clauses:

“UNITED STATES CLAUSE PARAMOUNT

This Bill of Lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States approved April 16th, 1936, which shall be deemed to be incorporated herein and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this bill of lading be repugnant to said Act to any extent, such term shall be void as to that extent but no further. The provisions stated in said Act shall (except as may be otherwise specifically provided herein) govern before the goods are loaded on and after they are discharged from the ship and throughout the entire time the goods are in the custody of the Carrier. The Carrier shall not be liable in any capacity whatsoever for any delay, non-delivery or misdelivery, or loss of or damage to the goods occurring while the goods are not in the actual custody of the Carrier.

GENERAL CLAUSE PARAMOUNT

The International Convention for the Unification of Certain Rules of Law relating to Bills of Lading signed at Brussels on 25 August 1924 (“the Hague Rules”) as amended by the Protocol signed at Brussels on 23 February 1968 (“the Hague-Visby Rules”) and as enacted in the country of shipment shall apply to this Contract. When the Hague-Visby Rules are not enacted in the country of shipment, the corresponding legislation of the country of destination shall apply, irrespective of whether such legislation may only regulate outbound shipments.

When there is no enactment of the Hague-Visby Rules in either the country of shipment or in the country of destination, the Hague-Visby Rules shall apply to this Contract save where the Hague Rules as enacted in the country of shipment or if no such enactment is in place, the Hague Rules as enacted in the country of destination apply compulsorily to this Contract.

The Protocol signed at Brussels on 21 December 1979 (“the SDR Protocol 1979”) shall apply where the Hague-Visby Rules apply, whether mandatorily or by this Contract.”

62.	NOTICES

All notices required hereunder are to be sent as follows:

TO OWNERS:

NYK LauritzenCool AB

Box 4315, SE-102 67

Katarinavägen 17

116 45 Stockholm, Sweden

Fax: [*]

TO CHARTERERS:

Great White Fleet Ltd.

c/o Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attn: President and Chief Operating Officer, Chiquita Fresh Group and General Counsel

63.	GOVERNING LAW AND JURISDICTION

This contract shall be governed by English law and all disputes arising under or in connection with it shall be conducted in London (UK), in accordance with one of the following procedures:

(i)	where the amount claimed by the claimants is less than US$ [*] excluding interest, then the reference shall be to a sole arbitrator and an arbitration shall be conducted in accordance with the LMAA FALCA Rules;

(ii)	where the amount claimed by the claimant in between US$ [*] and US$ [*] excluding interest, then the reference shall be to a sole arbitrator and an arbitration shall be conducted in accordance with the LMAA Claims Procedure.

(iii)	in any cases where the LMAA procedures referred to above do not apply, or if the amount claimed is in excess of US$ [*] the matter shall be referred to the Commercial Court in London, if arbitration can not be agreed between both parties.

64.	CARRIAGE OF CONTAINERS

(A) The provisions of this clause shall apply in relation to the carriage of containerized cargo pursuant to this Charter notwithstanding anything to the contrary elsewhere herein.

(B) If at any time during the course of this Charter Charterers intend to utilize vessel’s capacity to carry containers on and/or under deck, Charterers shall give written notice to Owners to that effect, whereupon Owners shall deliver the vessel with a complete set of lashing material and a stock of spare lashing equipment and Charterers shall supply the vessel with a stock of spare parts including spare freon together with a repair/operating manual, such as would be reasonably necessary for those on board to carry out small repairs to Charterers’ refrigerated containers. During the currency of this charter, the Master shall regularly advise Charterers in respect of available lashing material and spare equipment on board, and as soon as possible after Master’s written particularized request Charterers shall in accordance with such request, insofar as such request is reasonable (i) replenish or cost reimburse, in his option, any and all damaged and/or lost lashing gear and (ii) for refrigerated containers, deliver spares and freon.

(C) Subject as is elsewhere provided in this clause, the nature, condition, quality, quantity as well as the loading and securing of cargo inside containers shall remain entirely at Charterers’ risk, expense and responsibility and any and all containers stowed on and/or under deck shall be properly sealed by Custom Authorities, if so customary, after stuffing and before loading. Charterers are responsible for proper setting of temperature dials on refrigerated containers. When loading, the Charterers shall duly furnish the Master with a manifest showing the number of containers stowed on/under deck, the contents, weight of each container, container- and seal-identification numbers (if available).

(D) Charterers shall furnish the Master with separate written instructions as regards the temperature setting of each refrigerated container and cooling/carriage instructions to be maintained during the sea–voyage for those.

(E) Owners shall not be held responsible and liable for any malfunctioning of and/or damage and/or loss to containers and/or cargo carried inside said containers, unless despite Charterers instructions, vessel’s crew has not exercised due diligence in properly and safely carrying container stowed on/under in accordance with Hague/Hague-Visby Rules or, if applicable, the United States Carriage Of Goods by Sea Act (US COGSA) rules.

(F) Without prejudice to the generality of the above duties and responsibilities Owners, the Vessel’s Master and Crew shall:

(i) supply electric power to reefer containers from loading and throughout the duration of the voyage;

(ii) properly and regularly check and where necessary to tighten the lashings of all containers;

(iii) monitor the temperature setting of the refrigerated containers taking and retaining written note of the temperatures of the refrigerated containers, all as far as reasonably and practically possible;

(iv) whenever necessary and insofar as possible, do their utmost in repairing any deficiency in the containers or in container operation, provided spare parts are available;

(v) immediately inform Charterers about any irregularity in container or container operation, enabling Charterers to furnish the Master with additional instructions.

(G) Any damage sustained to containers and/or cargo inside said containers, for which the Owners may be responsible and liable, shall be notified in writing by Charterers to Owners immediately, enabling Owners to investigate the cause and extent of the damage accordingly.

(H) Owners will in no way be held responsible for shipment of defective containers.

(I) Any damage to container(s) and/or the ship, her tackle, apparel, furniture or any other item resulting from the carriage of containers on/under deck (including damages arisen during loading and/or discharging) shall be repaired at Charterers’ expense and in Charterers’ time, unless caused in whole or in part by Owners or unless resulting from a deficiency in the condition of lashing gear supplied by Owners, whether or not such deficiency was discoverable by the exercise of due diligence.

(J) The Master will notify the supercargo or Charterers’ Agents within 12 hours, after discovery of any such damage at the loading port. The Master will notify the responsible party, in writing, requesting a written acknowledgement of such notification. Unless the damage has been repaired in the meantime by the responsible party, Master shall invite Charterers (agents) or supercargo in writing for a joint survey, in order to define and estimate the damage. Compliance with this procedure shall be a condition precedent to Charterers’ liability for any such damage. If any damage so caused to the ship is repaired after redelivery, Charterers shall pay all proven costs of repair including loss of time, if any, upon first written demand.

(K) The vessel to be redelivered with the same quantity of lashing material/spare parts and Freon in the same good condition/

quality as upon delivery (ordinary wear and tear excepted). Any damaged and or lost equipment to be replaced by Charterers at their expense. Any surplus of lashing materials/spare parts/freon supplied by Charterers on their own account will remain Charterers’ property and to be returned to and for account of Charterers.

65.	EXTRA WORK CLAUSE

Charterers to pay Owners US$ [*] for each container for the lashing or unlashing whether full or empty, if required by Charterers. For lashing and or unlashing of partially loaded decks with palletized cargoes Charterers will pay and amount of US$ [*] per deck. Lashing or unlashing of general cargo to be agreed with the Master, the compensation for may be paid by Charterers directly to the Master.

Reefer Repair by crew: USD [*] per repair man-hour and materials used

Repair of stevedore damage: USD [*] per repair man-hour plus materials

66.	DRUG SMUGGLING CLAUSE

(A) Both Owners and Charterers agree to exercise the highest degree of care and diligence, in order to prevent or detect the illegal trafficking of drugs or other contraband on board the ship, cargo, containers or other equipment carried on board during the voyage. If despite these efforts, drugs or other contraband is discovered in the ship, cargo, containers or equipment carried, resulting in a delay to the voyage and / or governmental authorities imposing a fine and/or penalty, then the Parties agree that a rebuttable presumption shall arise in apportioning liability and all related losses, costs and expenses, including legal fees and expenses as follows:

(i) Resulting fines and penalties for drugs or contraband found within an area of the ship under the primary and exclusive control of the Owners’ officers and crew are to be 100% for Owners’ account.

(ii) Resulting fines and penalties for drugs of contraband found secreted on board in areas of common access to the both the ship’s officers/crew and shoreside personnel to be [*]% for Owners and [*]% for Charterers account.

(iii) Notwithstanding anything agreed to the contrary under sub.(ii) above, when drugs or contraband are found within the cargo, containers or other equipment introduced on board at the Charterers’ directions, resulting fines or penalties are to be 100% for Charterers account.

(B) In the event of a dispute between the parties as to the apportionment of liability under this clause, the judicial/arbitral tribunal empowered to resolve disputes between the parties shall weigh the evidence submitted by or on behalf of the parties and if the tribunal finds clear and convincing evidence of culpability on the part of either party or their respective servants or agents, it may conclude the applicable presumption outlined above to be rebutted and apportion liability as the evidence and justice dictate.

(C) The Owners warrant that they are signatories to the United States Sea Carrier Initiative Agreement with the US Customs service.

67.	ISM COMPLIANCE

The Owner shall procure that the Vessel and “the Company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code. Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safely Management Certificate (SMC) to the Charterers.

Except as otherwise provided in this Charterparty, loss, damage, expense or delay caused by failure on the part of “the Company” to comply with the ISM Code shall be for the Owners’ account.

68.	INTENTIONALLY LEFT BLANK

69.	STOWAWAY CLAUSE

(A)	(i) The Charterers warrant to exercise due care and diligence in preventing stowaways in gaining access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers.

(ii) If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers, this shall amount to breach of charter for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the Vessel shall remain on hire.

(iii) Should the Vessel be arrested as a result of the Charterers’ breach of charter according to sub-clause (a)(ii) above, the Charterers shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

(B)	(i) If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners’ account and the Vessel shall be off hire.

(ii) Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, the Owners shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

70.	US CUSTOMS ADVANCE NOTIFICATION/AMS CLAUSE FOR TIME CHARTER PARTIES

(A) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i) Have in place a SCAC (Standard Carrier Alpha Code);

ii) Have in place an ICB (International Carrier Bond);

iii) Provide the Owners with a timely confirmation of i) and ii) above; and

iv) Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(B) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(C) If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(D) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation

71.	MATTERS AFFECTING PERFORMANCE OF THE CHARTER

(A) If an event or events of Force Majeure such as, but not limited to, natural disturbances, floods, strikes, war or warlike conditions, acts of terrorism or sabotage, Acts of God, governmental interruptions or restrictions prevent or hinder the continued employment of the Vessel in accordance with the terms of this charter or as a consequence Charterers can no longer warrant the employment of the vessel between and in safe places in accordance with clause 3 (A) and (B) (i), then either party may give the other party written notice specifying the occurrence of such event and its effect upon their performance hereunder and the probable duration of any interruption or other consequence resulting there from. If such conditions continue for a period longer than [*] days from the giving of such notice, then either party shall have the option of terminating this Agreement by and upon the giving to the other of written notice to that effect.

72.	TAXES/DUES

All taxes and/or dues on the vessel and/or cargo and on freight arising out of cargoes or ports visited (as per Charterers’ instructions) or Charterers’ domicile under this Charter Party will be for Charterers’ account. Any income tax on vessel’s earnings that Owners shall be liable for under U.S. Gross Transportation Tax will be for Owners’ account.

73.	AUTHORITY TO EXECUTE

By executing this Charter on behalf of their respective principles, the signatories hereto represent and warrant that they are officers and/or directors of the party for who they have signed and that they have been vested with full and complete authority to execute this lease by order of the party’s board of directors. The Parties waive any and all defenses that the Charter has been executed and entered into without their authority, whether expressed, apparent, or otherwise, and the performance of any part of this lease by either party shall constitute an irrevocable ratification and conclusive evidence that this Charter has been entered into with the complete assent of the Parties. The Parties agree to defend indemnify and hold each other harmless from the consequence of this Charter being executed by an officer, director or employee without the expressed authority of the party’s board of directors, and the execution of this Charter shall, in any event be construed as having been performed with the apparent authority of the party on whose behalf the signatory had purported to sign.

74.	CONTAINERIZED PRODUCTS

In the event that any products, goods or commodities are shipped in one or more containers, whether supplied by or on behalf of shipper or by or on behalf of carrier, the contents of the container(s) shall be deemed the packages for purposes of the per package limit. If the contents of the containers are shipped in boxes or cartons, the boxes or cartons and not any pallet on which the boxes are resting shall be deemed the package.

75.	HIMALAYA CLAUSE

Any bills of lading issued under this Charter shall incorporate the following Himalaya Clause:

“It is hereby expressly agreed that no servant or agent of the carrier (including every independent contractor from time to time employed by the carrier) shall in any circumstances whatsoever be under any liability whatsoever to the shipper, consignee or owner of the goods or to any holder of this bill of lading for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, but without prejudice to the generality of the foregoing provisions in this clause, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the carrier or to which the carrier is entitled hereunder shall also be available and shall extend to protect every such servant or agent of the carrier acting as aforesaid and for the purpose of all the foregoing provisions of this clause the carrier is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including independent contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to the contract in or evidenced by this bill of lading.”

76.	LIMITED SEVERABILITY; SPECIAL TERMINATION RIGHTS RESPECTING NON-SEVERABLE CLAUSES

(A) Subject to the clause (B) immediately below, if an arbitration panel or a court of competent jurisdiction declares any provision in this Charter Party to be inoperative, unenforceable or invalid, the remaining provisions of this Charter Party shall not be affected thereby and, to this end, the provisions of this Charter Party are declared to be severable.

(B) Notwithstanding any term or condition contained in this Charter Party to the contrary, including, without limitation, clause (A) immediately above, all provisions of this time charter are so essentially and inseparably connected with, and so dependent upon the Guarantee Agreement by Chiquita Brands L.L.C. in favor of Eastwind Maritime Inc., NYKLauritzenCoolAB, Seven Hills LLC and each of the New Container Vessel Owners (“Guarantee”) of even date herewith that no such provision would be agreed by the parties hereto without such Guarantee. If an arbitration panel or a court of competent jurisdiction declares any provision of the Guarantee inoperative, unenforceable, or invalid, Owners shall have the option to immediately terminate this Agreement by the provision of written notice to the other party in accordance with Clause 62. “Notices” of this Charter Party.

77.	[*]

IN WITNESS WHEREOF, this Charter is executed by the parties hereto as of the 30th day of April, 2007.

OWNERS:		CHARTERERS

NYKLauritzenCool AB		Great White Fleet Ltd.

By:	Mats Janssen	By:	Michael Sims

Its:	President	Its:	Attorney-in-Fact

Signed:	/s/ Mats Janssen	Signed:	/s/ Michael Sims